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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO V.I. MANAGED VOLATILITY FUND

A Special Meeting ("Meeting") of Shareholders of Invesco V.I. Managed Volatility Fund (formerly known as Invesco V.I. Utilities Fund) was held on March 26, 2014. The Meeting was held for the following purpose:

(1) Elimination of the Fund's fundamental investment restriction that requires the Fund to concentrate its investments in the securities of issuers engaged primarily in utilities-related industries.

The results of the voting on the above matter were as follows:

                                                                                               Votes    Votes    Broker
Matter                                                                             Votes For  Against  Abstain  Non-Votes
------                                                                             ---------- -------- -------- ---------
(1)Elimination of the Fund's fundamental investment restriction that requires the
   Fund to concentrate its investments in the securities of issuers engaged
   primarily in utilities-related industries......................................  2,044,023  244,325  113,978         0